UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 27, 2018

INVENTRUST PROPERTIES CORP.
(Exact Name of Registrant as Specified in its Charter)

Maryland	000-51609	34-2019608
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3025 Highland Parkway
Downers Grove, Illinois 60515
(Address of Principal Executive Offices)
(855) 377-0510
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Michael E. Podboy

Effective as of August 27, 2018, Michael E. Podboy resigned as Executive Vice President, Chief Financial Officer, Chief Investment Officer and Treasurer and as an employee of InvenTrust Properties Corp. (the “Company”), and from all other officer, director or other positions he holds with any subsidiary, division or affiliate of the Company. Mr. Podboy’s resignation was not related to any issues involving the Company’s business, strategy, operations, financial reporting, accounting practices or internal controls.

In connection with Mr. Podboy’s resignation, the Company and Mr. Podboy entered into a Severance Agreement and General Release, dated as of August 27, 2018 (the “Severance Agreement”). Subject to Mr. Podboy’s continued compliance with the terms and conditions of the Severance Agreement and the general release of claims set forth therein, Mr. Podboy will be entitled to the following compensation and benefits: (i) $85,833.32 payable on the second regularly scheduled payroll date following the effective date of Mr. Podboy’s resignation (the “Separation Date”); and (ii) payment by the Company of continued health and other insurance coverage for a period of 60 days following the Separation Date.

Additionally, subject to Mr. Podboy’s continued compliance with the terms and conditions of the Severance Agreement and Mr. Podboy’s execution of a second general release of claims in favor of the Company, which becomes effective within 30 days following the Separation Date, Mr. Podboy will be entitled to the following compensation and benefits: (iii) $1,467,750 payable over a period of 12 months commencing with the Company’s regular payroll date that coincides with or next follows the 60th day following the Separation Date (the “Cash Severance”); (iv) $378,216 (in respect of a pro-rated 2018 bonus) payable in a lump-sum on the Company’s regular payroll date that coincides with or next follows the 60th day following the Separation Date; (v) continued health insurance coverage at the Company’s expense for the period beginning on the 60th day following the Separation Date and ending up to 18 months following the Separation Date; and (vi) 12 months of outplacement assistance at the Company’s expense.

Effective as of the Separation Date, all unvested share unit awards and unvested restricted stock unit awards held by Mr. Podboy will be forfeited.

The Severance Agreement further provides that Mr. Podboy will continue to be bound by the confidentiality, non-competition, non-solicitation and other restrictive covenants contained in Mr. Podboy’s Letter Agreement under the Company’s Executive Severance and Change of Control Plan, provided that Mr. Podboy’s non-competition covenant has been amended such that (i) it will apply for a period of six months following the Separation Date, and (ii) the competing businesses covered by the covenant will include certain companies enumerated in the Severance Agreement. Additionally, in the event that Mr. Podboy becomes employed or engaged by any person or entity that, during the two-year period following the Separation Date, makes an offer to acquire all or substantially all of the equity interests, business or assets of the Company, Mr. Podboy will promptly repay to the Company the Cash Severance, and the Company will have no further obligation to pay any additional Cash Severance to Mr. Podboy.

The foregoing description of the Severance Agreement is qualified in its entirety by reference to the terms of the Severance Agreement, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Appointment of Adam M. Jaworski

On August 27, 2018, the Board of Directors of the Company appointed Adam M. Jaworski as Senior Vice President, Interim Principal Financial Officer, Interim Treasurer and Chief Accounting Officer of the Company, effective as of August 27, 2018. In his capacity as Senior Vice President, Interim Principal Financial Officer, Interim Treasurer and Chief Accounting Officer, Mr. Jaworski will succeed Mr. Podboy as the principal financial officer of the Company and will continue serving as the principal accounting officer of the Company.

Mr. Jaworski, 45, currently serves as Senior Vice President and Chief Accounting Officer of the Company, a position which he has held since December 2016. Previously, Mr. Jaworski served as Chief Accounting Officer of the United States platform of Global Logistic Properties, a global owner, manager and developer of modern logistics facilities, from 2013 to November 2016. Prior to this role, Mr. Jaworski served as a Senior Manager at Deloitte & Touche, LLP in the real estate advisory group from 2011 to 2013. Mr. Jaworski served as Corporate Controller for Waterton Associates LLC, a real estate investor and property management company, and its hotel investment and management division, Ultima Hospitality, LLC from 2007 to 2011. Mr. Jaworski has worked previously as an auditor in the field of public accounting for both Arthur Andersen, LLP and Deloitte and Touche, LLP. Mr. Jaworski graduated from Ball State University with a Bachelor of Science in Accounting and a Master of Arts in Organizational Development. Mr. Jaworski is a Certified Public Accountant.

There are no arrangements or understandings between Mr. Jaworski and any other persons pursuant to which Mr. Jaworski was named Senior Vice President, Interim Principal Financial Officer, Interim Treasurer and Chief Accounting Officer of the Company. Mr. Jaworski does not have any family relationship with any of the Company’s directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer. Mr. Jaworski beneficially owns 29,647 shares of the Company’s common stock. Mr. Jaworski does not have any direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K.

The Company intends to conduct a search for a permanent chief financial officer.

A copy of the news release announcing the resignation of Mr. Podboy and appointment of Mr. Jaworski is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1	Severance Agreement and General Release, dated as of August 27, 2018, by and between Michael E. Podboy and InvenTrust Properties Corp.
99.1	Press Release of InvenTrust Properties Corp. dated August 27, 2018

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVENTRUST PROPERTIES CORP.

Date: August 27, 2018	By:	/s/ Thomas P. McGuinness
	Name:	Thomas P. McGuinness
	Title:	President and Chief Executive Officer